News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010

CHARLOTTE, NORTH CAROLINA, July 22, 2010 -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $91.0 million, or $0.29 per diluted share, for the second quarter of 2010. By comparison, Nucor reported net earnings of $31.0 million, or $0.10 per diluted share, in the first quarter of 2010 and a net loss of $133.3 million, or $0.43 per diluted share, in the second quarter of 2009.

In the first half of 2010, Nucor reported consolidated net earnings of $122.0 million, or $0.38 per diluted share, compared with a net loss of $323.0 million, or $1.03 per diluted share, in the first half of last year.

In the second quarter of 2010, Nucor's consolidated net sales increased 15% to $4.20 billion compared with $3.65 billion in the first quarter of 2010 and increased 69% compared with $2.48 billion in the second quarter of 2009. Average sales price per ton increased 14% from the first quarter of 2010 and increased 25% from the second quarter of 2009. Total tons shipped to outside customers were 5,555,000 tons in the second quarter of 2010, an increase of 1% over the first quarter of 2010 and an increase of 35% over the second quarter of 2009.  Total second quarter steel mill shipments increased 53% over 2009’s second quarter and were down 2% from the first quarter of 2010.  Second quarter downstream steel products shipments to outside customers increased 19% over the second quarter of 2009 and 25% over the first quarter of 2010.

In the first half of 2010, Nucor's consolidated net sales increased 53% to $7.85 billion, compared with $5.13 billion in last year's first half. Average sales price per ton increased 8% while total tons shipped to outside customers increased 41% over the first half of 2009.

The average scrap and scrap substitute cost per ton used in the second quarter of 2010 was $373, an increase of 17% compared with $318 in the first quarter of 2010 and an increase of 20% over $312 in the second quarter of 2009. The average scrap and scrap substitute cost per ton used in the first half of 2010 was $345, an increase of 7% over $322 in the first half of 2009.

Nucor recorded a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $67.0 million in the second quarter of 2010, compared with a charge of $24.0 million in the first quarter of 2010 and a credit of $125.0 million in the second quarter of 2009.  The LIFO charge in the first half of 2010 was $91.0 million, compared with a credit of $230.0 million in the first half of 2009.  The second quarter LIFO charge was higher than anticipated at the time we gave both our qualitative and quantitative guidance due to increasing scrap prices.

Overall operating rates at our steel mills in the second quarter (71%) were down slightly from the first quarter (73%), with some improvements at the beam and plate mills offset by declines at the sheet mills.  Steel mill utilization significantly increased from 46% in last year's second quarter, and increased from 46% in the first half of 2009 to 72% in the first half of 2010.

Total energy costs decreased approximately $2 per ton from the first quarter of 2010 primarily due to decreased energy costs driven by lower natural gas prices. Total energy costs decreased approximately $8 per ton from the second quarter of 2009 to the second quarter of 2010 and decreased $9 per ton from the first half of 2009 to the first half of 2010 mainly as a result of increased production.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010 (Continued)

Pre-operating and start-up costs of new facilities were $43.4 million in the second quarter of 2010 compared to $50.5 million in the first quarter of 2010 and $31.6 million in the second quarter of 2009. For the six-month period, pre-operating and start-up costs increased from $64.8 million in 2009 to $93.9 million in 2010. In 2010, these costs primarily related to the SBQ mill in Memphis, Tennessee, and the galvanizing line in Decatur, Alabama.

Our liquidity position remains strong with $1.14 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In April, Nucor acquired a 50% interest in NuMit LLC, which invests in various steel and steel related activities, both in North America and globally.  As part of the agreement, Mitsui and Co. (U.S.A.), Inc., a wholly owned subsidiary of Mitsui and Co., Ltd., contributed 100% of Steel Technologies Inc.  Steel Technologies operates 23 sheet steel processing facilities throughout the U.S., Canada and Mexico.  The purchase price of Nucor’s 50% interest was approximately $221.3 million and did not result in a significant amount of goodwill.  At closing, Nucor extended a $40.0 million loan and a $60.0 million line of credit (of which $54.0 million was drawn down immediately) to Steel Technologies.

In May, Nucor's board of directors declared a cash dividend of $0.36 per share payable on August 11, 2010 to stockholders of record on June 30, 2010.  This dividend is Nucor's 149th consecutive quarterly cash dividend, a record we expect to continue.

Operating results excluding LIFO improved significantly over the first quarter, primarily due to increased margins; however, the continuation of the upward trend experienced through the first half of the year is by no means clear at present.  There is a general slowdown taking place across all product lines as the overall economy has entered into a new period of uncertainty.  This is the case both in the U.S. and globally.  The most challenging markets for our products continue to be those associated with residential and non-residential construction, which continue to show little, if any, strength.  This is particularly true for our downstream businesses.  We will provide additional and more quantitative earnings guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  The words “believe,” “expect,” “project,” “will,” “should” and similar expressions are intended to identify those forward-looking statements.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including competition from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2009 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 22, 2010 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 3, 2010	July 4, 2009	Percentage Change	July 3, 2010	July 4, 2009	Percentage Change
Steel mills production	4,648	2,964	57%	9,360	5,843	60%
Steel mills total shipments	4,597	2,999	53%	9,303	5,807	60%

Sales tons to outside customers:
Steel mills	3,922	2,569	53%	7,988	5,002	60%
Joist	72	65	11%	131	125	5%
Deck	81	73	11%	149	148	1%
Cold finished	117	76	54%	228	156	46%
Fabricated concrete
reinforcing steel	266	255	4%	460	463	-1%
Other	1,097	1,078	2%	2,096	1,930	9%
	5,555	4,116	35%	11,052	7,824	41%

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010
(Continued)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Net sales	$4,195,966	$2,478,028	$7,850,808	$5,132,347

Costs, expenses and other:
Cost of products sold	3,887,929	2,539,904	7,329,976	5,318,228
Marketing, administrative and other expenses	107,770	85,124	200,364	172,503
Equity in losses of unconsolidated affiliates	7,372	21,801	25,749	59,798
Interest expense, net	37,322	31,957	75,110	64,322
	4,040,393	2,678,786	7,631,199	5,614,851
Earnings (loss) before income taxes and
noncontrolling interests	155,573	(200,758)	219,609	(482,504)
Provision for (benefit from) income taxes	49,355	(72,989)	72,197	(164,210)
Net earnings (loss)	106,218	(127,769)	147,412	(318,294)
Earnings attributable to
noncontrolling interests	15,226	5,568	25,456	4,688
Net earnings (loss) attributable to
Nucor stockholders	$90,992	$(133,337)	$121,956	$(322,982)

Net earnings (loss) per share:
Basic	$0.29	$(0.43)	$0.38	$(1.03)
Diluted	$0.29	$(0.43)	$0.38	$(1.03)

Average shares outstanding:
Basic	315,849	314,752	315,653	314,532
Diluted	316,472	314,752	316,349	314,532

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010
(Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 3, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$801,504	$2,016,981
Short-term investments	340,495	225,000
Accounts receivable, net	1,420,731	1,116,035
Inventories, net	1,951,732	1,312,903
Other current assets	672,471	511,329

Total current assets	5,186,933	5,182,248

Property, plant and equipment, net	3,903,903	4,013,836

Goodwill	1,828,058	1,803,021

Other intangible assets, net	886,164	902,922

Other assets	883,122	669,877

Total assets	$12,688,180	$12,571,904

LIABILITIES
Current liabilities:
Short-term debt	$2,599	$1,748
Long-term debt due within one year	-	6,000
Accounts payable	887,086	707,038
Salaries, wages and related accruals	222,904	154,997
Accrued expenses and other current liabilities	399,368	357,274

Total current liabilities	1,511,957	1,227,057

Long-term debt due after one year	3,080,200	3,080,200

Deferred credits and other liabilities	640,916	680,358

Total liabilities	5,233,073	4,987,615

EQUITY
Nucor stockholders' equity:
Common stock	150,094	149,877
Additional paid-in capital	1,691,303	1,675,777
Retained earnings	7,013,528	7,120,218
Accumulated other comprehensive loss,
net of income taxes	(98,346)	(41,056)
Treasury stock	(1,510,186)	(1,514,290)
Total Nucor stockholders' equity	7,246,393	7,390,526

Noncontrolling interests	208,714	193,763

Total equity	7,455,107	7,584,289

Total liabilities and equity	$12,688,180	$12,571,904

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2010
(Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 3, 2010	July 4, 2009

Operating activities:
Net earnings (loss)	$147,412	$(318,294)
Adjustments:
Depreciation	255,262	242,475
Amortization	35,855	36,001
Stock-based compensation	25,246	31,660
Deferred income taxes	4,178	(31,659)
Equity in losses of unconsolidated affiliates	25,749	59,798
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(290,542)	278,055
Inventories	(628,941)	1,147,421
Accounts payable	178,286	(121,847)
Federal income taxes	(19,886)	(285,735)
Salaries, wages and related accruals	72,791	(392,276)
Other	(99,169)	(12,647)

Cash provided by (used in) operating activities	(293,759)	632,952

Investing activities:
Capital expenditures	(163,219)	(240,428)
Investment in and advances to affiliates	(402,391)	(57,904)
Repayment of advances to affiliates	48,885	-
Disposition of plant and equipment	15,522	8,610
Acquisitions (net of cash acquired)	(63,722)	(24,714)
Purchases of investments	(240,495)	(136,389)
Proceeds from the sale of investments	125,000	-

Cash used in investing activities	(680,420)	(450,825)

Financing activities:
Net change in short-term debt	852	(2,694)
Repayment of long-term debt	(6,000)	(175,000)
Issuance of common stock	1,777	1,518
Excess tax benefits from stock-based compensation	(2,200)	(700)
Distributions to noncontrolling interests	(10,511)	(83,223)
Cash dividends	(228,465)	(221,127)

Cash used in financing activities	(244,547)	(481,226)

Effect of exchange rate changes on cash	3,249	4,172

Decrease in cash and cash equivalents	(1,215,477)	(294,927)

Cash and cash equivalents - beginning of year	2,016,981	2,355,130

Cash and cash equivalents - end of six months (1)	$801,504	$2,060,203

(1) Cash and cash equivalents balance at April 3, 2010 was $1,659,589.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com